EXHIBIT 99.1

REGENT SEVEN SEAS CRUISES ORDERS NEW LUXURY CRUISE SHIP

Seven Seas Explorer to be the Most Luxurious Cruise Ship Ever Built

MIAMI, July 10, 2013 –Regent Seven Seas Cruises announced today that it has entered into a definitive contract with Italy’s Fincantieri shipyard to build the most luxurious cruise ship in the era of modern cruising with delivery scheduled in summer 2016.

Accommodating just 738 guests, the new ship will be named Seven Seas Explorer and will be the luxury line’s third all-suite, all-balcony ship. At 54,000 gross-registered tons, Seven Seas Explorer will be the largest vessel in the Regent Seven Seas Cruises fleet. The contract price for the vessel is approximately US$450 million, making Seven Seas Explorer the most expensive luxury liner ever built. Financing for the project is being arranged by Crédit Agricole Corporate and Investment Bank with support from SACE, Italy’s export credit facility.

“This new ship order represents an exciting time of growth for our company as we build the next generation of cruise ships for the world’s most inclusive luxury cruise line,” said Frank J. Del Rio, Prestige Cruise Holdings Chairman and CEO. “Seven Seas Explorer will be the most luxurious cruise ship ever built, boasting one of the highest space ratios and staff-to-guest ratios ever seen in the modern era of cruising enabling us to deliver the highly personalized service and extraordinary experience that is the hallmark of the Regent brand.”

According to Del Rio, “The moment you step aboard, you’ll know you’ve arrived somewhere special. The ship’s upscale yet timeless design, extreme use of exotic stones and polished woods, designer furniture, rich fabrics and sophisticated lighting combined with what promises to be a museum-quality, eclectic art collection will clearly position Seven Seas Explorer as the new standard in luxury cruising.”

Seven Seas Explorer will feature spacious and sophisticated designer suites, ultra-elegant public areas, a wide-range of gourmet dining options, a world-class spa and many other amenities all created with the personality, warmth and soul of classic and timeless design. “At Regent, we believe more is best,” Del Rio quipped.

World-renowned architectural and interior design firms Tillberg Design AB, RTKL Associates and ICrave are designing the vessel, which will feature 369 suites ranging from 300 square feet to 1,500 square feet, six open-seating gourmet restaurants, Regent’s signature nine-deck atrium, the two-story Explorer Theater, three boutiques and an expansive Canyon Ranch SpaClub®.

The specifications for the ship call for a hull 732 feet long, with a beam of 102 feet and a draft of 23 feet. The ship will be powered by diesel-electric engines with a service speed of 20 knots. Seven Seas Explorer will be a “green ship” employing the most advanced environmental systems and state-of-the-art technology.

With the Seven Seas Explorer, Regent Seven Seas Cruises’ overall fleet capacity will grow nearly 40 percent, making the brand the world’s largest luxury cruise line.

“This new ship order is part of our disciplined growth strategy to expand our footprint in the luxury market,” said Kunal S. Kamlani, president of Regent Seven Seas Cruises. “Since we purchased the Regent Seven Seas Cruises brand in 2008, the ships have sailed full with industry-leading yields. We strongly believe that now is the right time to expand our fleet as our loyal guests have asked for a greater array of itineraries and our travel partners have proven that there is pent-up demand for a new Regent ship.”

Commenting on the announcement, Fincantieri CEO Giuseppe Bono said: "I am extremely pleased with this new order, which is all the more important because it establishes our global leadership in this sector and strengthens our presence in the luxury segment with the addition of another prestigious brand to our client list, also thanks to the fundamental synergy created by the country through agencies designated to promote Fincantieri exports."

Further details about the ship will be announced in the coming months.

Seven Seas Explorer will join a fleet of three award-winning luxury vessels that appear continuously on annual “world’s best” and “top” awards lists by noted media including Travel & Leisure, Condé Nast Traveler, Luxury Travel Advisor plus many more.

Seven Seas Navigator, Seven Seas Mariner and Seven Seas Voyager carry guests in luxury to ports in Australia, Europe, Asia, South America, Alaska, New England, Canada, Africa, India, South Pacific and the Caribbean. Public areas are resplendent with rich fabrics, textures and furnishings. Guests can choose to dine in several open-seating gourmet restaurants, including Prime 7, a contemporary American steakhouse and Sette Mari at La Veranda, the line’s Italian dining experience. Amenities include elegant bars, a show lounge, casino, library, Internet center, card room, outdoor pool and the Canyon Ranch SpaClub®.

For more information, visit RSSC.com, call Regent Seven Seas Cruises at 877-505-5370 or contact a travel agent.

About Regent Seven Seas Cruises
Regent Seven Seas Cruises is the world’s most inclusive luxury cruise line. Fares include all-suite accommodations, round-trip air, highly personalized service, acclaimed cuisine, fine wines and spirits, sightseeing excursions in every port, gratuities and a pre-cruise luxury hotel package for those staying in a concierge or above suite. Three award-winning, all-suite vessels, Seven Seas Navigator, Seven Seas Mariner and Seven Seas Voyager, are among the most spacious at sea and visit more than 250 destinations around the globe.

About Prestige Cruise Holdings
Prestige Cruise Holdings (PCH) is the parent company of Oceania Cruises and Regent Seven Seas Cruises. PCH manages select assets in Apollo Management's cruise investment portfolio and is led by Chairman & CEO Frank J. Del Rio and President & COO Kunal S. Kamlani. PCH is the market leader in the upper-premium and luxury segments of the cruise industry with over 6,400 berths between the Oceania Cruises and Regent Seven Seas Cruises brands.

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CONTACT:
Gina Sisco	Susan Robison
Redpoint Marketing PR	Regent Seven Seas Cruises
212-229-0119	305-514-3912
sisco@redpointpr.com	srobison@prestigecruiseholdings.com